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                                                   |       OMB APPROVAL        |
                                                   |---------------------------|
                   UNITED STATES                   | OMB NUMBER:     3235-0058 |
       SECURITIES AND EXCHANGE COMMISSION          | EXPIRES: JANUARY 31, 2002 |
                WASHINGTON, D.C. 20549             | ESTIMATED AVERAGE BURDEN  |
                                                   | HOURS PER RESPONSE...2.50 |
                                                    ---------------------------
                   FORM 12B-25
                                                            -------------------
                                                           |  SEC FILE NUMBER  |
                                                           |     001-14489     |
                                                            -------------------
          NOTIFICATION OF LATE FILING
                                                              -----------------
                                                             |  CUSIP NUMBER   |
                                                             |                 |
                                                              -----------------
(CHECK ONE):  [ ]Form 10-K [X]Form 20-F [ ]Form 11-K [ ]Form 10-Q [ ]Form N-SAR

            For Period Ended: DECEMBER 31, 1999
            [ ] Transition  Report on Form 10-K
            [ ] Transition  Report on Form 20-F
            [ ] Transition  Report on Form 11-K
            [ ] Transition  Report on Form 10-Q
            [ ] Transition  Report on Form N-SAR
            For the Transition Period Ended:
                                             -----------------------------------

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 READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                  HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:


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PART I -- REGISTRANT INFORMATION


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Full Name of Registrant

            TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.
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Former Name if Applicable

            N/A
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Address of Principal Executive Office (STREET AND NUMBER)

            SCS, QUADRA 2, BLOCO C, 7 ANDAR, 70319-901 BRASILIA, DF, BRAZIL
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City, State and Zip Code

PART II -- RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

        (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
        (b)  The subject annual report, semi-annual report, transition report on
             Form 10-K,  Form 20-F,  11-K or Form N-SAR, or portion thereof will
[X] be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
        (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed period.

Operational problems were experienced that prevented the registrant from filing the annual report on Form 20-F by the prescribed due date. Such problems are being resolved in order to file within 15 calendar days following such date.

(ATTACH EXTRA SHEETS IF NEEDED) POTENTIAL  PERSONS  WHO  ARE TO  RESPOND  TO THE
                                COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

        TIMOTHY J. MCCARTHY              305                 379-5575
     --------------------------    ---------------    ----------------------
               (Name)                (Area Code)        (Telephone Number)

(2)  Have all other periodic  reports required under Section
     13 or 15(d) of the  Securities  Exchange Act of 1934 or
     Section 30 of the Investment Company Act of 1940 during
     the preceding 12 months or for such shorter period that
     the registrant was required to file such report(s) been
     filed? If the answer is no, identify report(s).            [X]Yes  [ ]No

     ---------------------------------------------------------------------------

(3)  Is  it  anticipated  that  any  significant  change  in results of operations from the corresponding period for
     the last fiscal year will be  reflected by the earnings
     statements  to be  included  in the  subject  report or
     portion thereof?                                           [ ]Yes  [X]No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

     ---------------------------------------------------------------------------


                    TELE CENTRO OESTE CELULAR PARTICIPACOES
           -----------------------------------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date:  JUNE 30, 2000                   By:  /S/ MARIO CESAR PEREIRA DE ARAUJO
       -----------------------              ------------------------------------
                                            Name:  Mario Cesar Pereira de Araujo
                                            Title: President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                   ATTENTION
 ------------------------------------------------------------------------------
|   INTENTIONAL MISSTATEMENTS OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL    |
|                       VIOLATIONS (SEE 18 U.S.C. 1001).                       |
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                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-5 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on from 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5. ELECTRONIC FILERS. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T (ss.232.201 or ss.232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T (ss.232.13(b) of this chapter).